UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): June 28, 1996 (June 20, 1996)

                       ARTERIAL VASCULAR ENGINEERING, INC.
             (Exact name of registrant as specified in its charter)

                                     0-27802
                            (Commission File Number)

                   Delaware                                      94-3144218
 (State or other jurisdiction of incorporation               (I.R.S. Employer
               or organization)                             Identification No.

5355 Skylane Boulevard, Santa Rosa, California                     95403
   (Address of principal executive offices)                     (Zip code)

                                 (707) 525-0111
              (Registrant's telephone number, including area code)


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Item 5.   Other Events

          Arterial Vascular Engineering, Inc. (the "Company") has received notice of a lawsuit filed by Azam Anwar and Benito Hidalgo in the district court of Dallas County, Texas. The suit names as defendants the Company, Bradly A. Jendersee and John D. Miller, each a director, officer and principal stockholder of the Company, Dr. Simon H. Stertzer, a director and principal stockholder of the Company, and Dr. Gerald Dorros, a principal stockholder of the Company.

          The petition filed by Messrs. Anwar and Hidalgo relates to a series of transactions whereby the Company acquired substantially all of the assets, and subsequently 100% of the shares of the capital stock, of Endothelial Support Systems, Inc. (subsequently known as Endovascular Support Systems, Inc.) ("ESS"). The acquired assets relate to the stent technology used in the Company's current stent system. The existence of a dispute concerning these transactions was previously disclosed on pages 46 and 47 of the Prospectus relating to the Company's initial public offering dated April 2, 1996. The suit alleges common law fraud, misrepresentation, securities fraud, breach of fiduciary duty and constructive fraud by the defendants in connection with these transactions.

          The plaintiffs seek unspecified damages, rescission of the Company's acquisition of the ESS assets and its subsequent acquisition of the ESS stock, reconstitution of ESS, interest and attorney's fees and other costs. The Company believes it has meritorious defenses to the claims and intends to vigorously defend itself. However, no assurance can be given as to the outcome of the litigation. The inability of the Company to prevail in the litigation, including the loss or impairment of the right to produce products based on the Company's issued patents, could have a material adverse effect on the Company's business, financial condition and results of operations.

          A leading provider of highly specialized coronary stent systems, the Company currently sells coronary angioplasty balloons and coronary stent systems in over 30 countries outside the United States.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 ARTERIAL VASCULAR ENGINEERING, INC.



Date:    June 28, 1996           /s/ John D. Miller
                                 -----------------------------------------------
                                 John D. Miller
                                 Vice President Finance, Chief Financial Officer